Exhibit 99.1

FOR IMMEDIATE RELEASE

ClearSign Combustion Corporation

Announces Third Quarter 2015 Results

SEATTLE, November 12, 2015 – ClearSign Combustion Corporation (NASDAQ: CLIR), an emerging provider of industrial combustion technologies that help to reduce emissions and improve efficiency, today announced its results for the quarter ended September 30, 2015.

“We had another encouraging quarter at ClearSign,” said Steve Pirnat, ClearSign Chairman and CEO. “We were able to celebrate our first commercial order with an existing customer after a successful trial, and have continued to add marquee customers to our list. We are gaining traction with industry validation and our technologies are receiving recognition for their advanced capabilities in process optimization and emissions reductions. We look to continue to execute on installations for our existing clients and continue to add customers in our addressable verticals,” continued Mr. Pirnat.

Strategic and operational highlights during and subsequent to the quarter included:

•	Booked First Commercial Sale with Initial Field Demonstration Customer - Under a multi-unit, multi-year purchase option, Duplex will be retrofitted to a second once-through steam generator (OTSG) used by this Southern California-based customer for enhanced oil recovery (EOR). The order is part of a previous agreement which includes time-sensitive pricing, delivery and installation terms that, if elected, will apply to future purchases by this customer. This news marks the Company’s first commercial sale to this customer based on the success of field trials.

•	Installation and Operation of Duplex™ Technology at California Refinery – ClearSign and the customer are encouraged by the preliminary results achieved to date, which have shown a significant reduction in NOx emissions without the use of flue gas recirculation (FGR) or selective catalytic reduction (SCR). Additional testing leading to optimization of the technology will continue in order to reach the stated emissions and operations objectives of our customer. Additionally, this installation was completed within the customer’s allotted downtime period and the unit was promptly returned to full production while testing continues.

•	Evaluation Agreement with Tesoro Refining and Marketing, LLC – The Company entered into an agreement with one of the largest U.S. refineries to retrofit a refinery heater in the Los Angeles area. Several performance criteria will be evaluated, including NOx emissions that meet or exceed South Coast Air Quality Management District’s (SCAQMD) ambitious NOx Reclaim Program’s goal of reducing refinery NOx emissions to half of their current level by 2020.

•	Selection by Delek US Holdings for Process Optimization - ClearSign will retrofit burners within a process heater at Delek’s 75,000-barrel-per-day refinery in Tyler, Texas as a trial to evaluate if ClearSign’s unique, patent-pending Duplex technology will eliminate potential flame impingement upon process tubes and reduce maintenance costs and downtime. This agreement marks ClearSign’s entrance into the Texas market and the Company’s fourth major refinery customer in recent months.

•	Promotion of Dr. Roberto Ruiz to Chief Operating Officer; Opening of Engineering and Sales Office in Tulsa - Previously ClearSign’s Senior Vice President of Product Development, Dr. Ruiz is a combustion industry veteran with leadership experience at leading industrial technology companies including OnQuest, Inc., John Zink Company, LLC, and the Gas Research Institute. In his new role, Dr. Ruiz will lead ClearSign’s growing field engineering and technical sales functions.

As a result of its ongoing research and development progress, the Company incurred losses of $1,961,000 during the quarter ended September 30, 2015, as compared to losses of $1,721,000 for the same period of 2014. The increased loss was primarily due to increased field testing of our Duplex Technology.

Working capital at September 30, 2015 totaled $11,578,000, including cash and cash equivalents of $12,683,000. In February 2015 the Company completed an underwritten public offering of 2,990,000 shares of common stock resulting in net proceeds of approximately $16.3 million. Shares outstanding at November 12, 2015 total 12,860,161.

A conference call discussing the release of the Company’s results for the third quarter ending September 30, 2015 will be held today, November 12, 2015, at 4:30 PM Eastern Time. To listen to the conference call, investors should dial 1-866-372-4653 (international: +1-412-902-4217) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. Click here or visit ClearSign’s Investor Relations page to listen to the call online. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10076069. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs, develops and markets technologies that drive to improve key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patent-pending Duplex™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the chemical, petrochemical, refinery, power and commercial boiler industries. For more information, please visit www.clearsign.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management’s belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

For further information:

Investor Relations:

Matthew Selinger

Three Part Advisors, LLC for ClearSign

+1 817-310-8776

Media:

Kimberly Setliff

Antenna Group for ClearSign

+1 415-977-1942

clearsign@antennagroup.com

ClearSign Combustion Corporation

Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	815,000	673,000	2,102,000	1,836,000
General and administrative	1,154,000	1,049,000	3,269,000	3,162,000

Total operating expenses	1,969,000	1,722,000	5,371,000	4,998,000

Loss from operations	(1,969,000)	(1,722,000)	(5,371,000)	(4,998,000)
Interest income	8,000	1,000	31,000	4,000

Net Loss	$(1,961,000)	$(1,721,000)	$(5,340,000)	$(4,994,000)

Net Loss per share	$(0.15)	$(0.18)	$(0.43)	$(0.53)

ClearSign Combustion Corporation

Balance Sheets

	September 30,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$12,683,000	$1,845,000
Prepaid expenses	234,000	109,000
Total current assets	12,917,000	1,954,000

Fixed assets, net, and other assets	158,000	273,000
Patents and other intangible assets, net	3,248,000	2,372,000

Total Assets	$16,323,000	$4,599,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$370,000	$253,000
Accrued compensation and taxes	970,000	982,000
Total current liabilities	1,340,000	1,235,000
Long-term accrued compensation and taxes	91,000	372,000
Deferred rent	24,000	33,000
Total liabilities	1,455,000	1,640,000

Stockholders’ Equity:
Common stock, 12,820,000 and 9,681,476 shares issued and
outstanding at September 30, 2015 and December 31, 2014, respectively	1,000	1,000
Additional paid-in capital	41,467,000	24,218,000
Accumulated deficit	(26,600,000)	(21,260,000)
Total stockholders’ equity	14,868,000	2,959,000

Total Liabilities and Stockholders’ Equity	$16,323,000	$4,599,000